Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR FEBRUARY 2024

Dallas, Texas, February 5, 2024 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.419460 per unit, payable on February 29, 2024, to unit holders of record on February 15, 2024. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for November 2023 and the gas production for October 2023, which is considered current production. Preliminary production volumes are approximately 56,969 barrels of oil and 1,346,113 Mcf of gas. Preliminary prices are approximately $76.54 per barrel of oil and $2.28 per Mcf of gas.

This month’s distribution is less than the previous month’s primarily due to a decrease in oil production, along with lower prices for both oil and natural gas. These decreases were partially offset by an increase in natural gas production.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	56,969	1,346,113	$76.54	$2.28
Prior Month	58,697	1,015,516	$86.27	$2.30

(a)

Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of January, approximately $619,084 of revenue received will be posted in the following month of February, in addition to normal cash receipts received during February. Since the close of business in January and prior to this press release, $455,454 in revenue has been received.

Approximately $384,000 for 2024 Ad Valorem taxes was deducted from this month’s distribution as compared to $193,000 this time last year. These payments are normal expenditures at this time of year.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Nancy Willis - VP, Royalty Trust Services

Argent Trust Company

Toll Free (855) 588-7839